Free Writing Prospectus pursuant to Rule 433 dated May 1, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS – Opportunities in U.S. and International Equities GS Finance Corp.

Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated May 1, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS			Basket closing value:

the basket closing value on the call observation date and the valuation date is the sum of the products of the basket component closing value of each underlying stock times the applicable multiplier for such underlying stock on such date.

Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:	Basket component	Basket component weighting
	the common stock of Albemarle Corporation (current Bloomberg ticker: “ALB UN”)	10.00%	Basket component closing value:	in the case of each underlying stock, the closing price of such underlying stock.
	the common stock of Applied Materials, Inc. (current Bloomberg ticker: “AMAT UW”)	10.00%	Basket percent change:	(final basket value - initial basket value) / initial basket value
	the common stock of KLA Corporation (current Bloomberg ticker: “KLAC UW”)	10.00%	Basket performance factor:	the final basket value / the initial basket value
	the common stock of Micron Technology, Inc. (current Bloomberg ticker: “MU UW”)	10.00%	Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying stock’s respective initial basket component value so that each underlying stock will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities and will equal, for each underlying stock, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

	the common stock of MP Materials Corp. (current Bloomberg ticker: “MP UN”)	10.00%
	the common stock of NVIDIA Corporation(current Bloomberg ticker: “NVDA UW”)	10.00%
	the Class A common stock of Palantir Technologies Inc. (current Bloomberg ticker: “PLTR UW”)	10.00%
	an American Depositary Share of Rio Tinto plc (current Bloomberg ticker: “RIO UN”), representing one ordinary share of Rio Tinto plc	10.00%	Absolute basket return:	the absolute value of the basket percent change. For example, a -5% basket percent change will result in a +5% absolute basket return.
	the common stock of Rockwell Automation, Inc. (current Bloomberg ticker: “ROK UN”)	10.00%	CUSIP / ISIN:	40059DQL4 / US40059DQL46
	the common stock of RTX Corporation (formerly Raytheon Technologies Corporation) (current Bloomberg ticker: “RTX UN”)	10.00%	Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

	We refer to each basket component singularly as an underlying stock and together as the	Payment on the Call Payment Date*
underlying stocks.

If your securities are automatically called on the call observation date (i.e., on the call observation date the basket closing value is equal to or greater than the initial basket value), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,220.00. If, for example, the basket closing value on the call observation date was determined to be 150.00% of the initial basket value, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 122.00% of the principal amount of your securities or $1,220.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the basket.

*assumes the amount payable on the call payment date if the securities are automatically called will be equal to $1,220.00.

The initial basket component value of each underlying stock is the closing value of such underlying stock on the pricing date.
Pricing date:	expected to price on or about May 15, 2026
Original issue date:	expected to be May 20, 2026
Call observation date:	expected to be May 24, 2027
Call payment date:	expected to be May 27, 2027
Valuation date:	expected to be May 31, 2028
Stated maturity date:	expected to be June 5, 2028
Automatic call feature:	if, as measured on the call observation date, the basket closing value is greater than or equal to the initial basket value, your securities will be automatically called and you will
	receive for each $1,000 principal amount an amount in cash equal to at least $1,220.00	Hypothetical Payment Amount At Maturity
	(set on the pricing date).	The Securities Have Not Been Automatically Called
No payments will be made after the call payment date.

		Hypothetical Final Basket Value	Hypothetical Payment at Maturity
Payment at maturity (for each $1,000 stated principal amount of your securities):	• if the final basket value is greater than the initial basket value, the sum of (i) $1,000	(as Percentage of Initial Basket Value)	(as Percentage of Stated Principal Amount)
	plus (ii) the leveraged upside payment;	200.000%	225.000%
•
if the final basket value is equal to or less than the initial basket value but greater than or equal to the downside threshold level, the sum of (i) $1,000 plus (ii) the product of (a)

$1,000 times (b) the absolute basket return; or

		150.000% 125.000% 110.000% 105.000%	162.500% 131.250% 112.500% 106.250%

	• if the final basket value is less than the downside threshold level, the product of (i)	100.000%	100.000%
	$1,000 times (ii) the basket performance factor	95.000%	105.000%
Leveraged upside payment:	$1,000 × leverage factor × basket percent change	85.000%	115.000%
Leverage factor:	125.00%	80.000%	120.000%
Downside threshold level:	80.00% of the initial basket value	79.999% 70.000% 50.000% 30.000% 25.000%	79.999% 70.000% 50.000% 30.000% 25.000%
Initial basket value:	100
Final basket value:	the basket closing value on the valuation date

		0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of an equally weighted basket composed of the common stock or American depositary shares of 10 companies. The securities may be automatically called on the call observation date.

The initial basket value is 100, and the basket closing value on the call observation date and the valuation date will equal the sum of the products, as calculated separately for each underlying stock, of: (i) the closing price of such underlying stock on the call observation date or valuation date, as applicable, multiplied by (ii) its multiplier. The multiplier will equal, for each underlying stock, the quotient of (i) the weighting of such underlying stock multiplied by 100 divided by (ii) its initial basket component value.

Your securities will be automatically called if the basket closing value on the call observation date is greater than or equal to the initial basket value, resulting in a payment on the call payment date equal to at least $1,220.00 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final basket value (the basket closing value on the valuation date) is greater than the initial basket value, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the basket percent change (the percentage increase or decrease in the final basket value from the initial basket value); (ii) if the final basket value is equal to or less than the initial basket value but greater than or equal to the downside threshold level, you will receive the principal amount of your securities plus a return reflecting the absolute value of the basket percent change (e.g., if the basket percent change is -5%, your return will be +5%); or (iii) if the final basket value is less than the downside threshold level, you will receive a payment at maturity based on the basket performance factor.

The securities are for investors who seek a return of at least 22.00% if their securities are automatically called or the potential to earn 125.00% of any positive return of the basket or seek a positive return for moderate decreases in the basket if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated May 1, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Basket Value
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on the Call Payment Date Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date Is Not Linked to the Basket Closing Value at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stocks
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to an ADS of Rio Tinto plc

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

▪
The Offered Securities Are Subject to Foreign Currency Exchange Rate Risk
▪
There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.